Exhibit 99.5

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the registration statement of Hologic, Inc. on Form S-4 and in the joint proxy statement/prospectus of Hologic, Inc., which is part of the registration statement, of our opinion dated May 20, 2007 appearing as Annex E to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—The Merger—Opinions of Financial Advisors—Cytyc”, “The Merger—Background of the Merger”, “The Merger—Cytyc Reasons for the Merger—Opinions of Financial Advisors”, and “The Merger—Opinions of Financial Advisors to the Cytyc Board of Directors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ R. Todd Giardinelli
Name:	R. Todd Giardinelli
Title:	Executive Director

New York, New York

June 26, 2007